                                                                    EXHIBIT 23.3


                      CONSENT OF RYDER SCOTT COMPANY, L.P.


We hereby consent to the inclusion of our report entitled "Khanty Mansiysk Oil Corporation, Estimated Future Reserves And Income Attributable to Certain Leasehold Interests as of December 31, 2001" and dated February 15, 2001, in the Registration Statement on Form S-1, and the prospectus or prospectuses forming a part thereof (as such documents may hereafter be amended, "Form S-1") to be filed by Khanty Mansiysk Oil Corporation with the Securities and Exchange Commission, including all schedules, exhibits and attachments thereto or financial reports on Forms 10Q or 10K which are incorporated by reference on Form S-1, and to any reference made to us on Form S-1 as a result of such incorporation.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

Date:  May 7, 2001